Exhibit 99.1

        MBIA Inc. Reports 1 Percent Decrease in 2004 Earnings Per Share;
               Operating Earnings Per Share up 10 Percent in 2004

     ARMONK, N.Y.--(BUSINESS WIRE)--Feb. 1, 2005--MBIA Inc. (NYSE: MBI), the holding company for MBIA Insurance Corporation, reported today that 2004 diluted earnings per share declined 1 percent to $5.55 per share compared to $5.61 in 2003. Net income for 2004 was $804.1 million compared to $813.6 million for 2003, a 1 percent decrease.
     The decrease was the result of small mark-to-market net unrealized gains on MBIA's derivative exposure recorded for 2004, compared with large net unrealized gains for 2003. Excluding the effects of the net unrealized gains, net income for 2004 was $803.1 million, compared with $748.8 million for 2003, a 7 percent increase.
     Fourth quarter diluted earnings per share increased 9 percent to $1.36 from $1.25 in 2003. Net income for the fourth quarter rose 6 percent to $193.4 million from $182.0 million in last year's fourth quarter.


Diluted earnings per share information
--------------------------------------
                                          Three Months        Year
                                             Ended           Ended
                                           December 31    December 31
                                        --------------- --------------
                                          2004   2003    2004    2003
                                        ------  ------- -----  -------
Net income                               $1.36  $1.25   $5.55   $5.61
  Income from discontinued operations     0.00   0.00    0.02    0.01
                                        ------  ------- -----  -------
Net income from continuing operations     1.36   1.25    5.54    5.60

  Net realized gains                      0.01   0.05    0.28    0.36
  Net gains (losses) on derivative
  instruments and foreign exchange        0.01   (0.02)  0.01    0.45
                                        ------  ------- -----  -------
Operating income                         $1.34  $1.22   $5.25   $4.79

(1) Presented on the same basis as analysts' estimates


     Operating income per share, which excludes the effects of net realized gains, net unrealized gains and losses on derivative instruments and foreign exchange, and income from discontinued operations, rose 10 percent to $5.25 per share in 2004 compared to $4.79 per share in 2003. Operating income, excluding refundings, also rose 10 percent to $4.68 per share in 2004 from $4.27 per share in 2003.
     For the fourth quarter of 2004, operating income increased 10 percent to $1.34 per share from $1.22 per share in the fourth quarter of 2003. Excluding refundings, fourth quarter operating income rose 14 percent to $1.22 per share in 2004 from $1.07 per share in the same period of 2003.
     Gary Dunton, MBIA Chief Executive Officer, said, "MBIA's financial and operating results for 2004 were solid, despite a very challenging market environment characterized by tight credit spreads and increased levels of competition. New business production in insurance operations, while down from last year's record results, was still among the highest in the company's history. Critical to the long-term success of our franchise, we continued to maintain our strict underwriting standards in this demanding environment."
     Mr. Dunton added, "While we believe that current market conditions will likely continue this year, we have a solid pipeline across most of our product lines. For 2005, we expect operating earnings per share, excluding refundings, to increase by 10 to 12 percent, but then return to the 12 to 14 percent growth range in 2006-2007. We anticipate that operating ROE will be at the lower end of the 12 to 14 percent range in 2005 due to our strong capital position and the projected decline in refunding volume. Looking forward to 2006 and 2007, we expect that operating ROE will improve and be within the 12 to 14 percent range. We continue to manage MBIA to provide long-term growth in shareholder value, and we remain very optimistic about the prospects for our global franchise."

     Insurance Operations

     Adjusted direct premium (ADP), a non-GAAP measure, which includes both upfront premiums written and the present value of estimated installment premiums for new business writings and excludes premiums assumed or ceded, declined 29 percent to $1.15 billion in 2004 from a record $1.62 billion in 2003. The decline is primarily due to tighter credit spreads, particularly in the global structured finance market, increased competition from the uninsured market and other monolines, and uneven new business production in the company's international operations. In the fourth quarter of 2004, ADP was a healthy $383.9 million, although down 13 percent from the fourth quarter of last year. The decrease was the result of the factors cited above.


Adjusted Direct Premium
(dollars in millions)
-----------------------
                              Three Months            Year
                                 Ended               Ended
                              December 31          December 31
                             ------------          -----------

                       2004   2003  % Change  2004     2003  % Change
                    --------------------------------------------------
Public Finance
    United States     $106.8 $124.5   (14%)  $457.4   $627.0   (27%)
Non-United States      119.8  154.4   (22%)   261.6    409.4   (36%)
                    --------------------------------------------------
             Total     226.6  278.9   (19%)   719.0  1,036.4   (31%)


Structured Finance
    United States      126.0   91.6    38%    284.5    332.3   (14%)
Non-United States       31.3   70.1   (55%)   142.6    252.7   (44%)
                    --------------------------------------------------
             Total     157.3  161.7    (3%)   427.1     585.0  (27%)

             Total    $383.9 $440.6   (13%)$1,146.1  $1,621.4  (29%)


     Global public finance ADP declined 31 percent in 2004 compared with 2003. U.S. public finance production declined 27 percent in 2004, due to lower market issuance, increased competition and lower overall pricing. As fewer large infrastructure transactions came to market this year, non-U.S. production declined 36 percent, despite solid growth in the Latin American and Australian markets. Credit quality for global public finance transactions remained very high, with 87 percent of insured business written rated Single-A or above in 2004.
     Global structured finance ADP in 2004 declined 27 percent from record production in 2003. This market continues to be adversely impacted by tight spreads and greater investor demand for uninsured transactions. In addition, fewer large European transactions came to market and the volume of CDO issuance was lower due to narrowing credit spreads. Fourth quarter global structured finance ADP was the strongest of the year, as the company closed several major transactions during the quarter. In global structured finance, 64 percent of insured business written in 2004 was rated Single-A or higher.
     Premiums earned in 2004 rose 11 percent to $813.8 million from $733.0 million in 2003, due to strong levels of new business written over the last few years as well as refunding activity. Earned premiums from refundings were up 10 percent to $138.0 million in 2004, driven by the low interest rate environment.
     Pre-tax net investment income in 2004, excluding net realized gains, was $474.4 million, an 8 percent increase from $437.7 million in 2003, driven by an 8 percent increase in average invested assets.
     MBIA's advisory fees in 2004 were down 30 percent to $41.5 million from $59.7 million during 2003, primarily reflecting lower new business production, and a mix of business that included fewer large, complex transactions.
     Insurance expenses, consisting of the amortization of deferred acquisition costs and operating expenses, were up 8 percent for 2004 to $180.0 million from $166.0 million in 2003. The statutory expense ratio for insurance operations increased to 18.6 percent, compared to 12.8 percent in 2003. The increase in the statutory expense ratio was driven by lower ceding commission income resulting from lower cessions in 2004, as well as the effect of portfolio reassumptions and cessions in the first quarter related to the establishment of Channel Re. However, the GAAP expense ratio decreased slightly to 22.1 percent in 2004, compared to 22.7 percent in 2003.
     MBIA's pre-tax operating income from insurance operations, which excludes the effects of net realized gains and net unrealized gains and losses on derivative instruments and foreign exchange, rose 8 percent to a record $1.1 billion in 2004 from $991.5 million in 2003, marking the first time in the company's history that insurance operating income exceeded $1 billion.

     Risk Management and Loss Reserves

     The company incurred $81.1 million in loss and loss adjustment expenses in 2004, an 11 percent increase compared to $72.9 million in 2003. The growth was driven by an increase in scheduled earned premiums, which is the basis for the company's loss reserve formula. Total case-incurred activity was $125.9 million in 2004, primarily related to losses incurred on MBIA's guaranteed tax lien portfolios in the second quarter and a health care credit in the third quarter. Case-incurred activity totaled $19.9 million in the fourth quarter of 2004.
     The effects of a strengthening economy have resulted in an overall improvement in the credit quality of the company's insured portfolio. The portion of the insured portfolio rated below investment grade continued to decline during 2004.
     In the fourth quarter of 2004, MBIA commuted and assumed from AXA RE Finance S.A. (AXA) business that AXA assumed directly and indirectly in connection with the reinsurance agreements under which MBIA was reinsured for losses incurred with respect to the MBIA insured bonds issued by Allegheny Health, Education and Research Foundation (AHERF). As a result, MBIA received related premiums of $39.5 million and the right to receive future installment premiums with a discounted present value of approximately $18.5 million. MBIA's outstanding insured par value increased by $21.3 billion as a result of the transactions.

     Investment Management Services

     The market value of quarterly average fixed-income assets under management was $38.3 billion in 2004, up 13 percent from $34.0 billion in 2003. In addition, conduit assets totaled $7.0 billion at the end of the fourth quarter, compared with $8.4 billion at the same period last year.
     Pre-tax operating income from MBIA's fixed-income investment management businesses, which excludes the effects of net realized gains and net unrealized gains and losses on derivative instruments and foreign exchange, increased a robust 31 percent in 2004 to $61.4 million from $46.8 million in 2003. A record year for this division was driven by strong results in the company's investment agreement business.

     Corporate

     Net corporate segment expenses, excluding the effects of net realized gains and losses, increased 13 percent in 2004 to $83.8 million from $74.2 million in the same period last year. The increase is due to higher interest expense resulting from a net increase in long-term debt during the fourth quarter and MBIA's minority share of costs incurred by ASIA Ltd., prior to MBIA's acquisition of its portfolio in the first quarter.
     MBIA Insurance Corporation paid a special dividend of $375 million plus its regular quarterly dividend of $82.3 million to its holding company, MBIA Inc., in December 2004. The transaction was approved by the New York State Department of Insurance. MBIA Insurance Corporation's capital position, relative to its insured exposure, has improved substantially over the past several years as a result of improved premium rates and a higher quality insured portfolio, exceeding both the capital required by New York State Insurance Law and the rating agencies for its Triple-A ratings. The proceeds may be used over time for share repurchase, strategic initiatives, general liquidity or other corporate purposes.

     Gains and Losses

     In 2004, MBIA recorded net realized gains of $62.9 million for all business operations, compared to net realized gains of $80.7 million in 2003. The 2004 net realized gains were primarily the result of the sale of a common stock investment that the company purchased in 2002.
     The company recorded pre-tax mark-to-market net unrealized gains of $1.6 million for all business operations in 2004 on its derivative exposure, compared to pre-tax mark-to-market net unrealized gains of $99.7 million in 2003. While there was little movement in credit spreads during 2004, the tightening of credit spreads in the investment-grade bond market in 2003 resulted in large net unrealized gains, primarily attributable to insured synthetic CDOs.

     Book Value and Adjusted Book Value

     MBIA's book value per share at December 31, 2004 was $47.53, up 9 percent from $43.50 at December 31, 2003. The increase was principally driven by net income from operations offset by a significant increase in treasury stock resulting from share repurchases. Adjusted book value (ABV) per share, a non-GAAP measure, at December 31, 2004 rose 11 percent to $66.36 from $59.84 at December 31, 2003. ABV includes the after-tax effects of deferred premium revenue less prepaid reinsurance premiums and deferred acquisition costs, the present value of installment premiums, unrealized gains or losses on investment contract liabilities and a provision for loss and loss adjustment expenses.

     Share Repurchase

     During 2004, the company repurchased approximately 5.8 million shares at an average cost of $56.75 per share. At December 31, 2004, approximately 10.9 million shares remained in the company's share buyback program which was authorized in August 2004.

     Operating ROE

     In 2004, MBIA's operating return on equity, a non-GAAP measure, was 13.0 percent compared to 13.1 percent for 2003.

     Conference Call

     MBIA will host a conference call for investors today at 11 a.m. EST. The conference call will consist of brief comments by Nicholas Ferreri, MBIA Chief Financial Officer, followed by a question and answer session with Mr. Dunton and Mr. Ferreri. The conference call will be Web cast live on MBIA's Web site at http://investor.mbia.com (then select "Conference Call"). Those who are unable to participate in the conference call may listen to a replay by dialing 1-800-396-1244 in the United States and 1-402-998-1607 for outside the United States. A recording will also be available on MBIA's Web site approximately two hours after the end of the conference call.
     MBIA Inc., through its subsidiaries, is a leading financial guarantor and provider of specialized financial services. MBIA's innovative and cost-effective products and services meet the credit enhancement, financial and investment needs of its public and private sector clients, domestically and internationally. MBIA Inc.'s principal operating subsidiary, MBIA Insurance Corporation, has a financial strength rating of Triple-A from Moody's Investors Service, Standard & Poor's Ratings Services, Fitch Ratings, and Rating and Investment Information, Inc. Please visit MBIA's Web site at http://www.mbia.com.

     This news release contains forward-looking statements. Important factors such as general market conditions and the competitive environment could cause actual results to differ materially from those projected in these forward-looking statements. The company undertakes no obligation to revise or update any forward-looking statements to reflect changes in events or expectations.

     Explanation of Non-GAAP Financial Measures

     The following are explanations of why MBIA believes that the non-GAAP financial measures used in this press release, which serve to supplement GAAP information, are meaningful to investors.
     Operating Income: The company believes operating income is a useful measurement of performance because it measures income from operations, unaffected by investment portfolio realized gains and losses, gains and losses on derivative instruments and foreign exchange and non-recurring items. Operating income is also provided to assist research analysts and investors who use this information in their analysis of the company.
     Operating Return on Equity (ROE): The company believes operating return on equity is a useful measurement of performance because it measures return on equity based upon income from operations, unaffected by investment portfolio realized gains and losses, gains and losses on derivative instruments and foreign exchange and non-recurring items. Operating return on equity is also provided to assist research analysts and investors who use this information in their analysis of the company.
     Adjusted Direct Premiums: The company believes adjusted direct premiums are a meaningful measure of the total value of the insurance business written during a reporting period since they represent the present value of all premiums collected and expected to be collected on policies closed during the period. As such, it gives investors an opportunity to measure the value of new business activities in a given period and compare it to new business activities in other periods. Other measures, such as premiums written and premiums earned, include the value of premiums resulting from business closed in prior periods and do not provide the same information to investors.
     Adjusted Book Value: The company believes the presentation of adjusted book value, which includes items that are expected to be realized in future periods, provides additional information that gives a comprehensive measure of the value of the company. Since the company expects these items to affect future results and, in general, they do not require any additional future performance obligation on the company's part, ABV provides an indication of the company's value in the absence of any new business activity. ABV is not a substitute for GAAP book value but does provide investors with additional information when viewed in conjunction with GAAP book value.


                      MBIA INC. AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEETS
                      ---------------------------
                        (dollars in thousands)

                                             December 31, December 31,
                                                 2004         2003
                                            --------------------------
Assets
------
Investments:
  Fixed-maturity securities held as
   available-for-sale, at fair
   value (amortized cost $18,802,894 and
   $15,628,937)                             $19,679,905   $16,493,338
  Investments held-to-maturity, at
   amortized cost (fair value $7,535,787
   and $8,955,173)                            7,540,218     8,890,866
  Investment agreement portfolio pledged as
   collateral, at fair value (amortized cost
   $713,704 and $581,633)                       730,870       596,366
  Short-term investments, at amortized cost   2,405,192     1,913,476
  Other investments                             261,865       357,346
                                            ------------ -------------
   Total investments                         30,618,050    28,251,392

Cash and cash equivalents                       366,236       227,544
Accrued investment income                       312,208       269,909
Deferred acquisition costs                      360,496       319,728
Prepaid reinsurance premiums                    534,364       535,728
Reinsurance recoverable on unpaid losses         33,734        61,085
Goodwill                                         79,406        79,406
Property and equipment (net of accumulated
 depreciation)                                  114,692       120,691
Receivable for investments sold                  67,205        20,376
Derivative assets                               288,811       256,744
Other assets                                    136,667       125,131
                                            ------------ -------------
  Total assets                              $32,911,869   $30,267,734
                                            ============ =============

Liabilities and Shareholders' Equity
------------------------------------
Liabilities:
  Deferred premium revenue                   $3,211,181    $3,079,851
  Loss and loss adjustment expense reserves     564,964       559,510
  Investment agreements                       8,678,036     6,956,669
  Commercial paper                            2,598,655     2,639,878
  Medium-term notes                           6,943,840     7,091,638
  Variable interest entity floating rate
   notes                                        600,505       600,299
  Securities sold under agreements to
   repurchase                                   647,104       505,883
  Short-term debt                                58,745        57,337
  Long-term debt                              1,332,540     1,021,795
  Current income taxes                               --        14,554
  Deferred income taxes, net                    610,985       552,740
  Deferred fee revenue                           26,780        21,543
  Payable for investments purchased              94,609        47,059
  Derivative liabilities                        528,562       437,683
  Other liabilities                             390,620       422,280
                                            ------------ -------------
   Total liabilities                         26,287,126    24,008,719

Shareholders' Equity:
  Common stock                                  155,608       153,551
  Additional paid-in capital                  1,410,799     1,295,638
  Retained earnings                           5,260,863     4,593,486
  Accumulated other comprehensive income        611,173       632,623
  Unearned compensation - restricted stock      (34,686)      (12,299)
  Treasury stock                               (779,014)     (403,984)
                                            ------------ -------------
   Total shareholders' equity                 6,624,743     6,259,015

  Total liabilities and shareholders'
   equity                                   $32,911,869   $30,267,734
                                            ============ =============


                      MBIA INC. AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF INCOME
                   ---------------------------------
            (dollars in thousands except per share amounts)

                         Three Months Ended           Year Ended
                            December 31               December 31
                    --------------------------------------------------
                          2004         2003        2004        2003
                    --------------------------------------------------
Insurance operations
 Revenues:
  Gross premiums
   written               $283,704    $307,515  $1,116,915  $1,268,808
  Ceded premiums          (23,407)    (45,951)   (159,576)   (235,736)
                      ------------------------------------------------
     Net premiums
      written             260,297     261,564     957,339   1,033,072

  Scheduled premiums
   earned                 175,613     156,375     675,757     607,400
  Refunding premiums
   earned                  28,283      35,413     138,038     125,597
                      ------------------------------------------------
     Premiums earned      203,896     191,788     813,795     732,997

  Net investment
   income                 120,355     117,219     474,415     437,696
  Advisory fees            12,328      16,803      41,539      59,719
  Net realized gains        4,770       3,700      67,582      48,157
  Net gains on
   derivative
   instruments and
   foreign exchange         4,180         252       7,389     100,050
                      ------------------------------------------------
     Total insurance
      revenues            345,529     329,762   1,404,720   1,378,619

 Expenses:
  Losses and LAE
   incurred                21,074      18,766      81,091      72,888
  Amortization of
   deferred
   acquisition costs       16,531      15,152      64,290      57,907
  Operating                33,157      30,854     115,745     108,130
                      ------------------------------------------------
     Total insurance
      expenses             70,762      64,772     261,126     238,925

 Insurance income         274,767     264,990   1,143,594   1,139,694
                      ------------------------------------------------

Investment management
 services
 Revenues                 161,887     120,107     551,926     403,990
 Net realized gains
  (losses)                 (1,555)      5,232      (4,120)     17,135
 Net losses on
  derivative
  instruments and
  foreign exchange         (1,669)     (4,800)     (5,508)       (385)
                      ------------------------------------------------
     Total investment
      management
      services
      revenues            158,663     120,539     542,298     420,740

 Interest expense         123,711      89,250     413,615     302,224
 Expenses                  19,948      18,571      76,912      55,005
                      ------------------------------------------------
     Total investment
      management
      services
      expenses            143,659     107,821     490,527     357,229

                      ------------------------------------------------
 Investment management
  services income          15,004      12,718      51,771      63,511
                      ------------------------------------------------

Municipal services
 Revenues                   7,637       6,681      27,593      26,814
 Net realized gains
  (losses)                      9          30         (81)        139
 Net losses on
  derivative
  instruments and
  foreign exchange           (279)         --        (279)         --
                      ------------------------------------------------
     Total municipal
      services
      revenues              7,367       6,711      27,233      26,953
 Expenses                   6,636       6,155      25,649      25,857
                      ------------------------------------------------
 Municipal services
  income                      731         556       1,584       1,096
                      ------------------------------------------------

Corporate
 Net investment income      1,935       2,240       8,446       9,000
 Net realized gains
  (losses)                   (281)      2,748        (467)     15,237
 Interest expense          21,308      17,504      74,651      68,368
 Corporate expenses         3,445       5,533      17,579      14,874
                      ------------------------------------------------
 Corporate loss           (23,099)    (18,049)    (84,251)    (59,005)
                      ------------------------------------------------

Income from continuing
 operations before
 income taxes             267,403     260,215   1,112,698   1,145,296

Provision for income
 taxes                     73,932      78,365     311,160     333,815
                      ------------------------------------------------

Income from continuing
 operations               193,471     181,850     801,538     811,481

 Income (loss) from
  discontinued
  operations, net of
  tax                        (121)        170        (602)      2,104
 Gain on sale of
  discontinued
  operations, net of
  tax                          --          --       3,178          --
                      ------------------------------------------------
  Income (loss) from
   discontinued
   operations                (121)        170       2,576       2,104

Net income               $193,350    $182,020    $804,114    $813,585
                      ================================================

Net income per common
 share:
 Basic                      $1.39       $1.27       $5.67       $5.67
 Diluted                    $1.36       $1.25       $5.55       $5.61

Weighted-average
 common shares
 outstanding:
 Basic                139,007,629 143,374,308 141,861,225 143,449,007
 Diluted              141,926,243 145,656,977 144,799,513 144,980,396


                      MBIA INC. AND SUBSIDIARIES

Reconciliation of Adjusted Direct Premiums to Gross Premiums Written
--------------------------------------------------------------------
(dollars in millions)

                              Three Months Ended      Year Ended
                                  December 31         December 31
                              -------------------  -------------------
                                2004     2003       2004      2003
                              --------  -------   --------  ----------

Adjusted direct premiums(1)    $383.9   $440.6    $1,146.1  $1,621.4

 Adjusted premiums assumed         --      9.6        (2.9)     41.4

                              --------  -------   --------  ----------
Adjusted gross premiums         383.9    450.2     1,143.2   1,662.8

  Present value of estimated
   future installment
   premiums(2)                 (238.2)  (336.9)     (632.2) (1,015.0)

                              --------  -------   --------  ----------
Gross upfront premiums
 written                        145.7    113.3       511.0     647.8

  Gross installment premiums
   received                     138.0    194.2       605.9     621.0

                              --------  -------   --------  ----------
Gross premiums written         $283.7   $307.5    $1,116.9  $1,268.8
                              ========  =======   ========  ==========

(1) A non-GAAP measure.
(2) At December 31, 2004, September 30, 2004, June 30, 2004 and March 31, 2004 the discount rate was 4.8%, 4.6%, 4.7% and 4.7%, respectively, and at December 31, 2003, September 30, 2003, June 30, 2003 and March 31, 2003 the discount rate was 4.7%, 5.1%, 5.3%
    and 5.6%, respectively.

Components of Net Income per Share(1)
--------------------------------------


                                 Three Months Ended      Year Ended
                                     December             December
                                        31                   31
                                 ------------------   ----------------
                                  2004     2003        2004     2003
                                 ------- --------     -------  -------

Net income                       $1.36    $1.25        $5.55    $5.61

 Income from discontinued
  operations                      0.00     0.00         0.02     0.01
                                 ------- --------     -------  -------

Net income from continuing
 operations                       1.36     1.25         5.54     5.60

 Net realized gains               0.01     0.05         0.28     0.36

 Net gains (losses) on
  derivative instruments
  and foreign exchange            0.01    (0.02)        0.01     0.45
                                 ------- --------     -------  -------

Operating income(2)              $1.34    $1.22        $5.25    $4.79
                                 ======= ========     =======  =======

(1) May not add due to rounding.
(2) A non-GAAP measure.


                      MBIA INC. AND SUBSIDIARIES

Components of Adjusted Book Value per Share
-------------------------------------------

                                December 31, 2004   December 31, 2003
                                -----------------   ------------------

Book value                               $47.53               $43.50
After-tax value of:
  Deferred premium revenue      14.97                13.91
  Prepaid reinsurance premiums  (2.49)               (2.42)
  Deferred acquisition costs    (1.68)               (1.44)
                                ------               ------
   Net deferred premium revenue           10.80                10.05
  Present value of installment
   premiums(1)                             9.83                 9.27
  Unrealized gains (losses) on
   investment contract
   liabilities                             0.88                (0.49)
  Loss provision(2)                       (2.68)               (2.49)
                                      -------------      -------------
Adjusted book value(3)                   $66.36               $59.84
                                      =============      =============


(1) At December 31, 2004 and December 31, 2003, the discount rate was 4.8% and 4.7%, respectively.
(2) The loss provision is calculated by applying 12% to the following items on an after-tax basis:
    a) deferred premium revenue; (b) prepaid reinsurance premiums; and, (c) the present value of installment premiums.
(3) A non-GAAP measure.

                  CONSOLIDATED INSURANCE OPERATIONS
                  ---------------------------------

Selected Financial Data Computed on a Statutory Basis
-----------------------------------------------------
(dollars in millions)

                                       December 31,       December 31,
                                           2004               2003
                                      -------------      -------------

 Capital and surplus                      $3,445.2         $3,715.0
 Contingency reserve                       2,665.6          2,368.2
                                      -------------      -------------

   Capital base                            6,110.8          6,083.2

 Unearned premium reserve                  3,268.2          3,066.6
 Present value of installment
  premiums(1)                              2,108.3          2,052.9
                                      -------------      -------------

   Premium resources                       5,376.5          5,119.5

 Loss and loss adjustment expense
  reserves                                   272.5            200.7
 Soft capital credit facilities            1,100.0          1,236.0
                                      -------------      -------------

   Total claims-paying resources         $12,859.8        $12,639.4
                                      =============      =============


 Net debt service outstanding           $890,222.1       $835,773.8

 Capital ratio(2)                            146:1            137:1

 Claims-paying ratio(3)                       81:1             77:1

(1) At December 31, 2004 and December 31, 2003, the discount rate was 4.8% and 4.7%, respectively.
(2) Net debt service outstanding divided by the capital base.
(3) Net debt service outstanding divided by the sum of the capital base, unearned premium reserve (after-tax), present value of installment premiums (after-tax), loss and loss adjustment expense reserves and soft capital credit facilities.

     CONTACT: MBIA Inc.
              Michael C. Ballinger, 914-765-3893